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                                                                    EXHIBIT 99.2


         PARKER DRILLING SECOND QUARTER CONFERENCE CALL - AUGUST 4, 2003
                   TRANSCRIPT PROVIDED BY EARNINGSWHISPER.COM

         OPERATOR: Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Parker Drilling second quarter earnings release conference call. At this time, all participants are in a listen only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time through the conference, please press the star followed by the 0 for an operator. As a reminder this conference is being recorded Monday, August 4th of 2003. At this I'd like to turn the conference over to David Tucker. Please go ahead, sir.

         DAVID TUCKER: Good morning and thank you for joining the Parker Drilling Company's second-quarter conference call. I'm David Tucker, Treasurer and Director of Investor Relations. Joining us today is Bobby Parker, President and Chief Executive Officer; Jim Whalen, Chief Financial Officer; Robert Nash, Chief Operating Officer and Kirk Brassfield, Vice President and Controller.

         We released our second quarter results this morning. If you'd like a copy of the news release it is available on the IR section of our website or you may call Rose Bratton at 281-406-2212 to have a copy sent to you.

         I'd like to remind you that in the course of our comments today, we will make statements as to management's future expectations of the Company that we will feel will be informative and beneficial to our shareholders. These statements should be considered forward-looking statements within the meanings of the Securities Act. Each forward-looking statement speaks only as of the date of this presentation, and actual

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results may vary due to various factors we have referenced in our public filings, including a change in competitive conditions of our industry and other factors addressed during this call.

         Now I will turn the call over to Bobby for an update on our proposed asset sales and review of our operation.

         ROBERT L. PARKER JR.: Thanks, David, and good morning. As announced this morning we have not to date been able to reach an agreement to sell a package of our Latin America and U.S. Gulf of Mexico assets. The package of rigs offered for sale includes 16 land rigs in Latin America and 7 jack-up and 4 platform rigs in the Gulf of Mexico. We have been in discussions with a third party for some time and had expected to sign a purchase agreement last Friday. However, a request for a material change in terms by the third party -- which the Company rejected -- resulted in the withdrawal of the offer to purchase and a termination of discussions.

         Although that transaction did not occur, we remained committed to achieving our initial goal of reducing debt by 200 million dollars. We will continue our efforts to reduce our total debt and decrease our debt to equity ratio through asset sales and use of excess cash. In May, we used excess cash to reduce the outstanding balance of converts to 110 million dollars by purchasing
14.8 million of the converts on the open market. We are also in the process of addressing our bank credit facility.

         Jim Whalen will have additional comments on the asset sales and the financing alternatives in a few minutes but I wanted to begin my portion of the discussion with that brief overview, given the significance of this effort to the Company.

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         Moving to our second-quarter operations, let me start by stating that because of the continued weakness in our markets, our efforts to control costs are a primary focus. We have held capital expenditures to just over 8 million dollars in the second-quarter, bringing our year-to-date spending to slightly over 15 million dollars. We are confident we will finish the year at or below our target of 50 million dollars. For the second quarter, we're just over 5 million dollars on G&A and still expect to achieve our previously stated goal of holding G&A cost to less than 20 million dollars for the year.

         Operating income for our continuing Gulf of Mexico operations were 4.7 million dollars for the second-quarter compared to 5.5 million for the first quarter of 2003 and 5.3 million for the second-quarter of 2002. Second-quarter Gulf of Mexico utilization peaked in early June but has declined to today's average of 36 percent, down from the second-quarter average of 55 percent. First quarter utilization averaged 52 percent. We have several new contracts on the horizon that will improve our utilization slightly. However we anticipate this market will remain flat through the third quarter due to the continued weak market conditions and we expect only moderate increases through the rest of the year.

         Activity for our jack-up and platform rigs which is included in discontinued operations reflected improved utilization and slightly lower day rates during the second quarter resulting in cash flows remaining the same as the first quarter. Currently, today, we have all 7 jack-ups and all 7 of the jack-ups are busy and an additional 1 platform rig.

         Let me give you some day rates and utilization numbers for the Gulf. We start with our barges and our Q3 -- our second quarter 03 average and for the deep drilling

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barges average day rate was 17,700 with 87 percent utilization. Today of the deep drilling barges we have an average day rate of 17,600 with a 67 percent utilization. Intermediate barges, the second-quarter average was 13,000 dollars a day on day rate with a 30 percent average utilization today that's thirteen-five and 20 percent average or at 20 percent utilization. And then on workover barges for the quarter, average was 10,800 a day for 34 percent utilization and today that's 10,200 per day at 13 percent utilization. That gives a utilization for the quarter for the barge work of 55 percent average and then for today at 36 percent and even though they're discontinued our operations -- I will give the jack-ups and platform's rates in utilization and the platform market second-quarter average day rate was 13,100 with 25 percent utilization and today it is 12,200 with 25 percent utilization. Jack-up side. The average for the second-quarter average day rate was 18,500 at 82 percent utilization. We have the same day rate today -- 18,500 with all 7 100-percent utilization on the jack-up fleet.

         Quail Tool entered the second quarter slowly but finished the month of June with significant gains. Operating income for the second quarter this year was 8.1 million dollars compared to 7.2 million in the first quarter of '03 and
7.5 million in the second quarter of '02. Rental tool activity increased in the Gulf in Mexico and Louisiana locations and the recently established Rocky Mountain location continues to grow and establish a customer base.

         On our international front, things have certainly been challenging in the continuing international land operations this year. Operating income for the second quarter was 7 million dollars, compared to 8.6 million in the first quarter of 2003 and 10.6 million in the second-quarter of '02. The weakness for both the comparison to last

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year and to this first quarter is due to Asia-Pacific operations. However, we anticipate improvement in this area for both the third and fourth quarters due to an upswing in recent activity. Rig 253 currently drilling for PetroChina in the Mudi Field in Indonesia was awarded a three-month extension on its current drilling services contract. Rig 253 has drilled continuously for PetroChina and its predecessors since 1999. Rig 188 has been awarded contracts for geothermal drilling in New Zealand for five wells with a 2 well option, and anticipated term of this work is approximately nine months and the rig is currently mobilizing to the first location. Rig 246 is anticipated to return to work for Swift Energy in New Zealand in mid-August which at that time will represent full utilization of our New Zealand operations. Parker is also re-entering Bangladesh with Rig 255 for Tullow Bangladesh Ltd. and will be drilling in Tullow's block 9 concession area. Contract is for 3 wells with a 2 well option and the rig is being prepared for mobilization from Houston in late August. Anticipation of the work length is anywhere between six to nine months if just the first three wells are drilled.

         We are also experiencing increased activity in the CIS. Our established CIS operations in Kazakhstan and Russia continue to lead as our strongest international market and our presence in this region continues to grow. We announced today that a Parker subsidiary and Calik Energy have been awarded a three-year contract utilizing 2 Parker land rigs in Turkmenistan's Korpedje Field. The project, awarded by state concern Turkmenneft, will further enhance our established presence in the CIS. We are pleased to be one of the few U.S. drilling contractors to participate in Turkmenistan's plans for increasing the scope of its oil and gas exploration and production drilling. We have also commenced drilling operations on the Sakhalin Island


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project which spud its first well on June 10 at the Chayvo well site. This marks the beginning of Phase I of the Sakhalin-I shore base extended-reach drilling program and will utilize some of the most advanced drilling technology developed to date.

         As discussed in our first quarter conference call, operations on rigs 74 -- one of four Parker barge rigs in the Niger Delta of Nigeria remains suspended to community disturbances. The rig, currently under contract with Chevron Nigeria Ltd., was originally evacuated in March 2003. It is currently on a standby rate and is expected to enter drydock for evaluation once we're able to gain access to the rig.

         Additionally rig 257 in the Caspian Sea has received notice of the completion of its four-year contract with Agip KCO. Contract terms dictate a full day rate until the September release date, after which the rig will be warm-stacked to a new location until a new contract can be secured. We have notice from the operator that this rig may or may not go down, and also I want to comment that there are other markets in the Caspian Sea we will be actively marketing towards that participate in '04 and we also feel that Agip has told us that they have plans to reactivate the rig if it indeed goes down in '05. So there is a market out there in the future but we may have some interrupted operational time here.

         Latin American operations, which are reflected as discontinued operations, currently has one rig operating in Peru for Pluspetrol and one rig in Colombia for BP. A third rig will begin operations in Colombia later this month. That's it for our operations update. I will turn the call over to David to discuss financial results. David.

         DAVID TUCKER: Thanks, Bobby. The Company is recognizing an impairment charge and as a result has reflected the assets held for sale as discontinued operations.

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A non-cash loss of 54 million dollars has been recognized in the second-quarter.
As mentioned in the news release this transaction meets the requirements of a discontinued operation and has been reflected as such in the second-quarter
10-Q. The discontinued operations line on the statement of operations include the non-cash loss anticipated on the eventual sale of the assets, the results of operations until the closing date of such transactions and any applicable taxes relating to the assets sold. Prior quarter results have also been adjusted to reflect this reclassification.

         For the second-quarter of 2003, Parker Drilling recorded a net loss of
13.7 million dollars or 15 cents per share on revenues of 73.9 million dollars from continuing operations. This compares to a net loss of 7.7 million dollars or 8 cents per share on revenues of 83.7 million dollars for the second-quarter of 2002. The second-quarter numbers reflect a decrease from prior quarter results, which were a net loss of 10.6 million dollars or 11 cents per share on revenues of 78 million.

         One item that negatively impacts 2003 net income comparisons to prior quarters is the absence of a deferred tax benefit. As previously stated, we used all of our deferred tax liability in 2002, and did not anticipate any benefit for 2003.

         During 2003, the Company began reporting reimbursable expenses on a gross revenue and gross expense basis. This is a change from prior years when reimbursables were netted against expense. Though there is no effect on gross margins for this reclassification, margin percentages are negatively impacted due to equally higher revenues and expense. Prior year financials have been reclassified to reflect both gross revenue and gross expense. The amount included for reimbursables for the


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second-quarter of '03 was 4.6 million dollars and a comparable number for the first quarter was 7.9 million dollars and the second-quarter of 2002 was 8.3 million dollars.

         In the Gulf of Mexico, the continued low utilization and day rates resulted in 4.7 million dollars of operating income for the second quarter of 2003 vs. 5.5 million in the first quarter of 2003 and 5.3 million in the second-quarter of 2002. Utilization increased from 52 percent in the first quarter to 55 percent in the second-quarter but overall day rates decreased around 600 per day. During the second-quarter, our deep and intermediate barges experienced slightly better utilization at lower day rate while our workover barges experienced lower utilization with no change in the average day rate.

         Operating expenses as a percent of revenue for the second-quarter was 74 percent as compared to 69 percent in the first quarter and 72 percent in the second quarter of '02. As Bobby stated, we're very focused on keeping our expenses in line -- while this is a percentage increase vs. the first quarter most of the increase was due to the pressure on day rates experienced in the quarter.

         Utilization for our international land operations increased from 29 percent in the first quarter to 32 percent in the second quarter. As Bobby indicated, Asia-Pacific activity was slow in the second-quarter '03. Operating income for international land was 7 million dollars compared to 8.6 million dollars in the first quarter.

         International offshore operations declined in the second quarter compared to the first quarter with operating income at 4.4 million dollars vs
6.7 million dollars. The decline is due to the continuing disruptions in Nigeria. Although rig 74 remained suspended it remains under contract with Chevron. The quarter also reflects the reserve for repairs the Company believes will be required once rig 74 can be relocated to a

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shipyard. Barge rig 257 continues to operate in the Caspian Sea. However, as
Bobby indicated, we've received notice of the completion of rig 257's four-year contract with Agip KCO. Operating income associated with the rig has historically been around 3 million dollars a year and this would further be reduced by the relatively high tax rate in Kazakhstan.

         Quail Tools had second-quarter revenues of 13.7 million dollars and operating income of 8.1 million dollars compared to the first-quarter's operating income of 7.2 million dollars. Quail achieved increases in the second quarter for operating income of 900,000 dollars vs. the first quarter and 600,000 dollars vs. the second quarter of '02.

         As we did in 2002, Parker remains committed to holding down our capital expenditures in '03 to less than 50 million dollars. By controlling the outlay of capital dollars we have continued to improve our cash positions. Our reported cash balance as of June 30th was 66 million dollars. Today, we have approximately 71 million of cash on hand and we're well positioned to handle near-term cash requirements.

         For a review of our outlook for 2003 I will turn the call over to Jim Whalen, CFO.

         JAMES WHALEN: Thanks David. As indicated in the press release, we're reducing our guidance for 2003 to a projected loss and diluted earnings per share of 38 to 42 cents for continuing operations. This takes into consideration debt restructuring costs and refinancing costs associated with an anticipated new debt offering which we are planning once we have completed at least a portion of our asset sales program. It also reflects the slower than anticipated market reaction to commodity prices and worldwide events that have caused instability in our markets.

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         As has previously been discussed, we're not seeing any significant signs of improvement in the Gulf of Mexico but have seen some improvement internationally. As Bobby said, it is unfortunate that we spent the latter half of June and all of July working with a third party on a transaction that we were not able to close. There are still parties that continue to be interested in the assets that we're offering for sale. Clearly, we're behind our self-imposed goal of completing the transaction during the second quarter. Nevertheless, we continue to believe that we will be successful in completing an asset sales transaction in the future that will allow us to achieve our goals of debt reduction and restructuring. We are also working on a refinancing of our bank credit facility that will allow us not only to provide funds under a revolver but will provide some additional funds to retire a portion of the outstanding converts. With that overview, I will turn the call back to the operator and ask for questions.

         OPERATOR: Thank you, sir. Ladies and gentlemen, at this time, we will begin the question-and-answer session. If you would like to ask a question please press the star followed by the 1 on your pushbutton phone. If you'd like to decline from the polling process please press the star followed by the 2. You'll hear a 3 tone prompt acknowledging your selection. Your Questions will be polled in the order they're received. If you're using speaker equipment, we do ask that you please pick up the handset before pressing the number. One moment, please, for the first question.

ANGIE SEDITA WITH LEHMAN BROTHERS.

         CALLER, ANGIE SEDITA: What do you believe the likelihood is that the buyer that was interested in the assets would come back around? OR do you believe that you'll

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certainly have to look for another interested party and how many interested parties do you believe you have out there?

         ROBERT PARKER JR.: This is Bobby -- I don't know, it's hard to say what the likelihood that the party we've been negotiating with will come back. We have had expressions from various other parties in the last few weeks for in total all of the packages, it will be like for different groups of the asset sales. So we started, obviously, Friday afternoon immediately contacting these other parties to let them know that the deal was still there and we will know more this week as to their interest but they were -- these parties had serious interest in these assets. That is why we're pretty confident going forward that we are going to get the asset sale done. Whether or not the original party will come back, I really can't comment, I do not know.

         CALLER, ANGIE SEDITA: But as it stands now they definitively have backed away.

         ROBERT PARKER JR.: That's correct.

         CALLER, ANGIE SEDITA: Do have any feel as to the likelihood of completing some of that this year. Do you feel that at least a portion of the assets would be completed possibly the third or fourth quarter at least a definitive agreement signed.

         JAMES WHALEN: This is Jim. I think we feel optimistic we will be able to complete something either very late in third quarter or in the fourth quarter. There were parties as Bobby said that were interested in these assets. We went with this party because it was the party that we believe could react the quickest and was interested in the total package, both sets of assets, anybody else that was bidding was interested in specific groups rather than the total package so that's why we went the way we went. As it

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turned out in retrospect that that was a mistake but that doesn't mean we can't regroup and proceed with the other guys that we're talking to.

         CALLER, ANGIE SEDITA: Right and then as far as debt refinancing and accessing the capital markets that would not be done until a portion of the assets sold so therefore very late this year if this year?

         JAMES WHALEN: Once we have an asset sale that we can announce that looks like it's very definitely going to go through we will probably go ahead and access the market even if the transaction hasn't closed as long as we can give comfort to the market that the transaction is going to close.

         CALLER, ANGIE SEDITA: Okay. And then one -- fundamentals -- one last question for you, Bobby, where do you see international opportunities besides what you just outlined as far as some of the rigs and contracts that you've been signed, where else do you see opportunities for growth?

         ROBERT PARKER JR.: It'd be a continued growth in the Far East area. We're hopeful that the Indonesian market which is slow right now will pick up and we're seeing some bidding activity there. Top of that we still have a strong -- we've talked about this before -- a strong desire to increase our presence in the Middle East. You know we're running six contract rigs in Kuwait owned by Kuwait Drilling Company right now and that should expand to eight -- we will be looking at bidding activities in both Qatar and Oman which would require us to move rigs out of other areas into those areas in the Middle East. So I would say those in the Middle East areas, Indonesia itself and then conceivably in the future more parts of Russia there is still some bidding activity for work to be done in Mother Russia itself. So that would be the area I'd look at for most of the activity, Angie.

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MAGNUS FYHR, JEFFERIES AND CO.

         CALLER, MAGNUS FYHR: This is Magnus Fyhr. Just had a couple of questions, first, on the asset sales I think prior the guidance has been around $200 million of asset sales now, I read in the press release that's including cash flow, so we are around $100 million of cash flow for the next year. Is that correct or should we take our expectations down on the expected asset sales to about 100 million?

         JAMES WHALEN: We still are targeting to raise close to 200 million in asset sales. What I think this press release indicates is we don't think we will get 200 million from this -- packages that have been identified here but there are some other assets that we would contemplate selling and have had conversations with individuals about those assets. We are focusing right now on selling these.

         CALLER, MAGNUS FYHR: Okay and those are the ones that are stated in the press release, right?

         JAMES WHALEN: Yes.

         CALLER, MAGNUS FYHR: Just one more question I guess on rig 255 going to Bangladesh. How long was that contract?

         ROBERT PARKER JR.: That's for three wells, Magnus, with option for two more and if the operator only drills let's say the first three which is the commitment that's an estimated six to nine months worth of work. Obviously additional wells will carry us longer and then depending on how successful they are, there are other operators in Bangladesh that in the '04 time period are going to be looking to pick up rigs too so it could be that rig stays busy in Bangladesh for some time. We certainly hope so.

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Obviously if not we drill 6 to 9 months' worth of drilling and we will be marketing rigs in other parts of the world there.

         CALLER, MAGNUS FYHR: Are you paying for the mobe cost and how much is the mobe cost?

         ROBERT PARKER JR.: No, we're being reimbursed for the mobe cost. JOE AGULAR WITH JOHNSON RICE.

         CALLER, JOE AGULAR: Just a follow-on to that. Is that rig going to Bangladesh, is that not one of the rigs that was originally in your Latin American fleet?

         ROBERT PARKER JR.: This is Bobby. It was in our Latin American fleet as far as the rigs we owned, it was never in the package for sale. That rig was brought out of Latin America several months ago to Houston to market around the world in several markets with this job principally in mind. We had renovations to do to the rig which have been accomplished and will ship late August so it did come out of Latin America. Onetime we had 18 rigs in Latin America. This rig came out and then we just also sold a single smaller unit out of Bolivia to an operator in Africa. And so there's 16 -- that's why the No. 16 for Latin America's in the sale package right now.

         CALLER, JOE AGULAR: How and I mean obviously in your Latin America Fleet that's for sale right now, think that utilization is pretty low. What type of use for these rigs would there be in other parts of the world, even other parts of Latin America, perhaps, you know, in terms of maybe targeting other buyers?

         ROBERT PARKER JR.: Joe, it depends of course on the area and the buyer but some of our larger units in Latin America could well be used in other markets around the world. And so, as we talk to interested parties some of them have expressed interest in

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actually moving units out of Latin America to other areas. One option we always have too is to hold a unit or 2 out where we see a potential need for and move that rig out ourselves -- a rig or 2 out ourselves to a different area. It would be the heavier, larger equipment that would most likely leave Latin America leaving the shallower to mid depth equipment has the best chance of working in the future and you are correct about your assumption -- the activity level -- 2 rigs working now as I mentioned and be going to three out of 16 so still remains a real very much inactive market in Latin America.

         CALLER, JOE AGULAR: If I could just go back to the asset sale question overall for a second. You know, it sounded like a few months ago you may have had several interested parties in pieces let's say of what you put together there. You decided it sounded like to negotiate with one party for the reasons you stated. In terms of valuation though, were you thinking that you could get similar type of prices from other buyers that you're -- you know, getting from this one party?

         JAMES WHALEN: Based on the information we had at the time we selected that party, Joe, yes, it looked like they could give comparable value but it was going to be doing multiple transactions and by going with this single party you got the whole transaction done with one entity. And it's one entity that represented that they had the cash to do the transaction. So you knew that or you believe that wasn't going to be an issue so we selected that route. It wasn't because of a value issue that we thought we were going to get a lot more money by dealing with this one entity.

Thank you very much.

MATT CONLAN WITH WEEDEN & COMPANY.

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         CALLER, MATT CONLAN: Of the 54 million non-cash impairment after-tax, I have a couple of questions on that impairment. First, what is the pretax number?

         JAMES WHALEN: What's the pretax number? Hold on a second-

         (MULTIPLE SPEAKERS) was the tax implication on that.

         ROBERT PARKER JR.: 54 million. We're getting it.

         KIRK BRASSFIELD: There is no tax amount on the 54 million. (indiscernible) impairment.

         CALLER, MATT CONLAN: Okay and what type of timeframe that 54 I believe you said includes the anticipated losses from operations until the sale is completed. What assumptions did you use in that 54 million for the continuing losses?

         JAMES WHALEN: Matt, if you look at the financial statements? Financial statements show year-to-date 66 million in the discontinued operations number. That 66 includes the 54.

         CALLER, MATT CONLAN: Right. I understand that.

         JAMES WHALEN: So the difference is the operations impact. 54 does not include any estimate for future losses. That's no longer allowed under GAAP, you reflect the loss that you have, based on the impairment and then you record losses as you go forward as discontinued operations.

         CALLER, MATT CONLAN: Okay, so there are - I misheard it the first-time then, let me sure I have it correct. There are no assumed -- there's no quantification of future losses in that 54 million asset write-down?

         JAMES WHALEN: That's correct.

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         CALLER, MATT CONLAN: And the balance sheet showed there was no goodwill impact to these asset write-downs. Is that accurate? Have all the write-downs on the jack-up rigs incorporated?

         KIRK BRASSFIELD: That's correct Matt. Last year we took the 73.1 million write off of goodwill related to the jack-up rigs. So there was no -- for the assets we identified to sell, there's no remaining goodwill.

         CALLER, MATT CONLAN: So my last question on this is the balance sheet shows net assets on discontinued operations of about $138 million. Are we to assume that's the pricetag you are now anticipating to get to these assets?

         JAMES WHALEN: No. The balance sheet -- I think -- shows 146 almost as the discontinued -- assets for discontinued operations.

         CALLER, MATT CONLAN: Right, less of that 7.7 of liability.

         JAMES WHALEN: Right, but those liabilities are anticipated payments that we would have to make at some point in time in the future, not necessarily what we would think the value we would receive for those assets.

         CALLER, MATT CONLAN: Okay.

         JAMES WHALEN: So if you're looking at a net number, yes, but if you're looking at a gross number, no.

         CALLER, MATT CONLAN: Okay. That is as all I have. Thank you.

DEREK WENGER WITH JEFFERIES & COMPANY.

         CALLER, DEREK WENGER: I got a straight forward and then a follow up on the converts for next year. Capital expenditure of guidance for this year and next and then

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you had said you want to retire a portion of the converts. My question would be, what portion by when and how would a new revolver address this?

         JAMES WHALEN: Well, capital expenditures for this year are less than 50 million. What capital expenditures will be for next year depends upon where we wind up with our asset sale and our debt restructuring. It could potentially be higher than that next year if we have been successful by the end of the year and, as we think we will be in getting our debt restructured in which case it would be higher than that, but probably not much more than $75 to $100 million kind of number. On converts, what our plan would be is to reduce the converts by potentially as much as a total of 75 million from the balance at the beginning of the year bringing the net amount down to around 50 million by the time it's due in August of '04. Some of that is dependent upon getting permission from the senior noteholders to retire that debt and in the event that we cannot obtain that permission we would make sure that we had the cash available to retire it at the point in time to do it in August of '04.

         CALLER, DEREK WENGER: And how will any new revolver address any carve out (MULTIPLE SPEAKERS)

         JAMES WHALEN: What we will set up is a revolver that will allow us to have a two tranche facility. For lack of a better description, it will have a revolver piece which will look like the $50 million revolver we have now and then we will have a delayed drawn term loan that we can draw under if that convert is still outstanding and we have refinanced or don't have the cash to retire it at the point in time it comes due and we would anticipate that -- the size of that delayed draw facility to be somewhere in the $50

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to $75 million range. So the total facility will either be 100 or 125 million.
Fifty of revolver and 50 to 75 of this delayed draw term loan.

         CALLER, DEREK WENGER: And the 50 to 75 being to deal with that remainder you're anticipating?

         JAMES WHALEN: Yeah, the leftover amount of the converts that haven't been retired.

         CALLER, DEREK WENGER: And what will it take specifically to get permission from the seniors to pay down this ahead of time -- the 75 million ahead of time?

         JAMES WHALEN: You -- if you can buy the converts in below par, you can buy the converts in. If the converts trade above par then you have to get permission from the senior debtholders to use cash to pay the premium that you would have to pay to get the converts in and you can call them at a very nominal number but it is still above par.

BREEGE FARRELL,  NOMURA ASSET MANAGEMENT.

         CALLER, BREEGE FARRELL: I am curious. You mentioned that the rig in Nigeria sounded like -- I didn't catch the date -- was still on a standby contract but was going to be going off and that you might try to take it out of there.

         ROBERT PARKER JR.: Yes this is Bobby -- let me explain a little bit there. The rig -- because of the community disturbances in the locations of rigs in there, we cannot get to the rigs - we or the operator Chevron, and that's been that way since March. And we anticipate that there's been some damage to the rig. We should be covered by insurance but whenever we finally get to the rig -- which we certainly hope to be soon -- the rig will need repairs and so we will take the rig out of that market whether it's to the U.S. or where we go we are still working on it now to get it repaired to back in shape.

ChevronTexaco, who is the operator, still has an ongoing need to drill wells in other parts of Nigeria than where this rig is sitting right now. And we anticipate taking one of our rigs that has been working for Shell and then put it to work replacing this contract in a sense. That way we hope to still have at least two rigs active if not free in that barge market in Nigeria going forward with the one coming out just for repairs and then wherever it goes after that just depends on what the market is like -- whether it's back to Nigeria or we -- if we bring it back to the U.S. for repairs, whether we use it in our Gulf of Mexico barge fleet, time will tell us there. As far as contracts we're on a standby rate with Chevron during this time until we're able upon to finally get to the rig and pull it out and then they will be, of course, replacing that rig with another rig that will go on full day rate.

         CALLER, BREEGE FARRELL: So when does the actual standby rate contract expire -- is that imminent or anything?

         ROBERT PARKER JR.: I am looking around, it's not imminent - I'm not sure it really expires, but it's not soon to answer your question, not going to happen this quarter. And we will clarify that but I think it goes for some time. (MULTIPLE SPEAKERS) Obviously, both of our interest is to get to the rig and get it out of there.

         CALLER, BREEGE FARRELL: Right and you're saying you're still trying to do that but it's not time yet.

ARVIND SANGER WITH SAC CAPITAL.

         CALLER, ARVIND SANGER: Couple of questions. One is -- I may have missed this and you may have given it on the call but what is the total debt outstanding at the end of the quarter? I think I got the cash at 60 million but what was the total debt between all the different types of (indiscernible)?

         JAMES WHALEN: The total debt outstanding at the end of the quarter was 565 million plus there is 6 million of current maturities so 571.

         CALLER, ARVIND SANGER: Okay. And from the game plan you laid out, basically, it sounds like anything that you do on the debt refinancing or anything is more slightly a fourth-quarter event. Is that correct?

         JAMES WHALEN: It would appear that way based on where we are right now but if it is at all possible to move quicker than that because we can get a transaction done, we will.

         CALLER, ARVIND SANGER: And the additional asset that will get you 200 million, is that part of your game plan to get done by the end of third-quarter or that probably takes a little bit longer if you're throwing in more assets beyond these two asset classes that we know about?

         JAMES WHALEN: We are going to move as timely as we can move to sell assets and get our balance sheet restructured. These assets that are identified are the ones we're focusing on right now, but if someone became interested in some of our other assets and could close the transaction quicker than we can get one done on these, we would work with that transaction rather than this one. We're going to do what we need to do to move as quickly as we can without impairing the value to the shareholders.

         CALLER, ARVIND SANGER: Have you become more open to the possibility that if somebody's interested in the U.S. barges or any of the other assets that you were not anticipating selling that you would be more open to doing that or is that most likely ruled out as a viable option?

         JAMES WHALEN: I think I told you before. There's no asset that we don't have that we won't sell if somebody wants to pay enough money for it. But my guess is that people will not be willing to pay as much money as we would want for those assets. (MULTIPLE SPEAKERS) If that proves to be untrue they probably can own those assets.

         CALLER, ARVIND SANGER: And how about the whole company? Have you considered that option, given the somewhat erratic path the asset sales so far have?

         JAMES WHALEN: We're not at this point in time entertaining any bid for the whole Company. We're selling assets and we have a game plan that we would like to implement once we have sold those assets.

         CALLER, ARVIND SANGER: Okay. Thank you.

ADAM LEIGHT WITH CREDIT SUISSE FIRST BOSTON.

         CALLER, ADAM LEIGHT: To clarify a couple of previous questions. First of all the 145 million book value that's been written down to continuing operations, did you say that was or wasn't related to your expected market value for those assets?

         JAMES WHALEN: 145.6 million reflects a value that we would anticipate receiving for the assets that we would sell.

         CALLER, ADAM LEIGHT: Good. The delayed term loan if that's used to refinance the converts or some portion thereof. What would be the seniority of that? Would that be senior secured along with the revolver or would that be some equivalent of the subordinated?

         JAMES WHALEN: It would be senior secured with the revolver if it is ever drawn. The ideal situation would be it never gets drawn but if it does get drawn it would be senior secured with a revolver.

         CALLER, ADAM LEIGHT: And 9 and 3/4 call price going down in November. Is that still a part of anticipated refinancing plan or is that?

         JAMES WHALEN: Yes, it is. If we have some asset sales that allow us to pursue doing a new debt offering or if for some reason it makes economic sense and the market's receptive to doing a new debt offering, that allows us to call some portion of those 9 and 3/4, we -- that is something we will do.

         CALLER, ADAM LEIGHT: And then I guess not quite as simple, the barge market. I didn't quite get whether or not you're anticipating an improvement in that arena in the next couple of months. Is it depressed for the foreseeable horizon or where you see that going this quarter?

         ROBERT PARKER JR.: First of all it's hard to tell because it's a little bit puzzling why it's so weak right now but it is. And TransOcean made similar comments in their call earlier -- I would say at least in the next month or two it looks to be weak. And we certainly expect it to pick up some later in the year and that expectation is just based on talking to a lot of our clients that have the barge rigs and some of the clients that have been out of that barge market for a little bit that look like they will be getting back into it. So we -- and certainly with the gas price level sector etc and oil prices, we expect it to pep back up some.

         But we did want to caution that the next month or two or you might as well say our third-quarter is we don't see anything that's happening quick enough to make that any different than it is today.

         CALLER, ADAM LEIGHT: Okay. Thanks a lot.

ANDY PARR WITH LOOMIS SAYLES.

         CALLER, ANDY PARR: How much do you guys end up paying for the converts -- I know it has to be below par.

         DAVID TUCKER: 98.17 was the average price.

         CALLER, ANDY PARR: Secondly kind of a big picture question. At what point -- could the question evolve into do we have to do it as such a low depressed evaluation or a market environment? It would just be to come out and do some sort of refinancing transactions and wait for a better day?

         JAMES WHALEN: Our plan is still to sell assets and use cash in those asset sales to retire debt. That is still our plan. We may do some refinancing while we're implementing that plan but the ultimate goal is to sell assets and use cash to retire debt.

         OPERATOR: Management, at this time, there are no further questions. Please continue with any further statement.

         Before we close the call, I would like to mention that this call is available for replay through August 11th and may be accessed by dialing 303-590-3000. We will also be available in the Investors Relations portion of the Company's Web site at parkerdrilling.com. Thank you, again, for your interest in Parker Drilling Company. Thank you, management. Ladies and gentlemen, at this time we will conclude the Parker Drilling second-quarter earnings release conference call. If you would like to listen to a replay of the conference, once again, the telephone number to dial is 303-590-3000. You will need to enter access code 544549. We would like to thank you for your participation on today's conference call. At this time, we will conclude the conference. You may now disconnect. Thank you.

                           (CONFERENCE CALL CONCLUDED)